Exhibit 99.1
M & F WORLDWIDE CORP.
REPORTS SECOND QUARTER AND FIRST HALF 2011 RESULTS
M & F Worldwide Corp. to Hold Conference Call on August 11, 2011
     New York, NY — August 4, 2011 — M & F Worldwide Corp. (“M & F Worldwide” or the “Company”) (NYSE: MFW) today reported results for the second quarter and six months ended June 30, 2011. Additionally, M & F Worldwide filed its Quarterly Report on Form 10-Q with the Securities and Exchange Commission today.
     M & F Worldwide will host a conference call to discuss its second quarter 2011 results on August 11, 2011, at 9:00 a.m. (EDT). The conference call will be accessible by dialing (800) 230-1059 in the United States and (612) 234-9960 internationally. For those unable to listen live, a replay of the call will be available by dialing (800) 475-6701 in the United States and (320) 365-3844 internationally; Access Code: 210443. The replay will be available from 11:00 a.m. (EDT) Thursday, August 11, 2011, through 11:59 p.m. (EDT) Thursday, August 25, 2011.
Second Quarter 2011 Highlights
•	Net revenues of $438.1 million, down $13.2 million, or 2.9%, as compared to the second quarter of 2010.

•	Operating income of $67.5 million, down $12.0 million, or 15.1%, as compared to the second quarter of 2010, in part due to costs associated with Scantron’s recent acquisitions of GlobalScholar and Spectrum K12 including investments in growth initiatives and product development.

•	Net income of $37.2 million, up $7.4 million, or 24.8%, as compared to the second quarter of 2010. Net income for the second quarter of 2011 includes the impact of a $13.2 million ($10.9 million after tax) one-time gain on the sale of marketable securities.
Second Quarter 2011 Performance
Consolidated Results
     Consolidated net revenues decreased by $13.2 million, or 2.9%, to $438.1 million for the second quarter of 2011 from $451.3 million for the second quarter of 2010. The decrease was primarily due to volume declines in checks and related products and decreased revenues per unit at the Harland Clarke segment, partially offset by an increase in revenues at the Harland Financial Solutions and Licorice Products segments.
     Operating income decreased by $12.0 million, or 15.1%, to $67.5 million for the second quarter of 2011 from $79.5 million for the second quarter of 2010. The decrease was primarily due to costs incurred at the Scantron segment related to the acquisitions of KUE Digital Inc., KUED Sub I LLC and KUED Sub II LLC (collectively referred to as “GlobalScholar”) in January 2011 and Spectrum K12 School Solutions, Inc. (“Spectrum K12”) in July 2010 and deferral of revenue, as further described in Segment Results below. Volume declines in check and related products and decreased revenues per unit at the Harland Clarke segment also contributed to the decrease in operating income. The decrease in operating income at the Scantron and Harland Clarke segments was partially offset by increases in operating income at the Harland Financial Solutions and Licorice Products segments.
     Net income increased by $7.4 million, or 24.8%, to $37.2 million for the second quarter of 2011 from $29.8 million for the second quarter of 2010. The increase was primarily due to the $13.2 million ($10.9 million after tax) one-time gain on the sale of marketable securities, a lower effective tax rate and a decline in interest expense, partially offset by the decrease in operating income of $12.0 million ($7.3 million after tax).
     Adjusted EBITDA decreased by $14.0 million, or 11.0%, to $113.7 million for the second quarter of 2011 from $127.7 million for the second quarter of 2010. Adjusted EBITDA is a non-GAAP measure that is defined in the footnotes to this release and reconciled to net income, the most directly comparable GAAP measure, in the accompanying financial tables.
Segment Results
     Net revenues for the Harland Clarke segment decreased by $24.6 million, or 8.0%, to $282.7 million for the second quarter of

2011 from $307.3 million for the second quarter of 2010. The decrease was primarily due to volume declines in check and related products and decreased revenues per unit, partially offset by revenues from the addition of new clients. Additionally, the second quarter of 2010 included a one-time payment resulting from the loss of a client. Operating income for the Harland Clarke segment decreased by $2.5 million, or 3.8%, to $63.8 million for the second quarter of 2011 from $66.3 million for the second quarter of 2010. The decrease in operating income was primarily due to volume declines and decreased revenues per unit, partially offset by labor cost reductions resulting from restructuring activities and lower depreciation and travel expenses. Operating income for the second quarters of 2011 and 2010 includes restructuring costs of $0.7 million and $1.6 million, respectively.
     Net revenues for the Harland Financial Solutions segment increased by $5.2 million, or 7.4%, to $75.3 million for the second quarter of 2011 from $70.1 million for the second quarter of 2010. The increase was primarily due to increases in software revenues and early termination fees and revenues from the Parsam Technologies, LLC (“Parsam”) acquisition completed in December 2010, partially offset by decreases in maintenance revenues and service bureau fees. Operating income for the Harland Financial Solutions segment increased by $6.8 million, or 59.6%, to $18.2 million for the second quarter of 2011 from $11.4 million for the second quarter of 2010. The increase in operating income was due to increased revenues, a decrease in accrued contingent consideration related to the Parsam acquisition, a decrease in compensation expense related to an incentive agreement from a prior acquisition and a decrease in professional fees, partially offset by costs associated with the business acquired in the Parsam acquisition. Operating income for the second quarter of 2011 includes $0.3 million for restructuring costs. Operating income for the second quarter of 2010 includes charges of $0.4 million for compensation expense related to an incentive agreement from an acquisition and $0.2 million for restructuring costs.
     Net revenues for the Scantron segment decreased by $1.2 million, or 2.4%, to $47.9 million for the second quarter of 2011 from $49.1 million for the second quarter of 2010. The decrease was primarily due to a decline in sales of a survey solution to assist financial institutions with the implementation of new federal regulations in 2010 regarding overdraft services to customers, partially offset by an increase in field services installations and revenues from the acquisitions of GlobalScholar and Spectrum K12. Net revenues for the second quarter of 2011 included charges of $2.4 million for non-cash fair value acquisition accounting adjustments to deferred revenue related to the GlobalScholar and Spectrum K12 acquisitions. In addition, the current accounting for revenue recognition for the recent acquisitions results in a substantial deferral of revenue into future periods for amounts that are billed and collected, while costs related to these sales, with the exception of direct implementation costs, are recognized in the current period. Deferred revenue related to GlobalScholar and Spectrum K12 increased by $7.7 million during the second quarter of 2011. Operating income for the Scantron segment decreased by $14.1 million to an operating loss of $12.3 million for the second quarter of 2011 from operating income of $1.8 million for the second quarter of 2010. The decrease in operating income was primarily due to costs associated with Spectrum K12 and GlobalScholar, including $4.4 million of intangible asset amortization expense related to these acquisitions in the second quarter of 2011, the impact of the revenue acquisition accounting adjustments, as well as investments in growth initiatives and product development costs. Operating income for the second quarters of 2011 and 2010 includes restructuring costs of $2.7 million and $5.2 million, respectively.
     Net revenues for the Licorice Products segment increased by $4.4 million, or 15.7%, to $32.4 million for the second quarter of 2011 from $28.0 million for the second quarter of 2010. Sales of licorice extract to the worldwide tobacco industry increased by $3.8 million as the result of an increase in shipment volumes combined with changes in order timing for certain large tobacco customers. Magnasweet and pure licorice derivative sales increased by $0.4 million primarily due to increases in shipment volumes of pure licorice derivatives to international cosmetic, pharmaceutical, food and beverage customers. Sales of licorice extract to non-tobacco customers increased by $0.2 million. Operating income for the Licorice Products segment increased by $0.9 million, or 12.5%, to $8.1 million for the second quarter of 2011 from $7.2 million for the second quarter of 2010, primarily due to the increase in sales.
First Half 2011 Performance
Consolidated Results
     Consolidated net revenues decreased by $37.0 million, or 4.1%, to $871.5 million for the first half of 2011 from $908.5 million for the first half of 2010. The decrease was primarily due to volume declines in checks and related products and decreased revenues per unit at the Harland Clarke segment, partially offset by an increase in revenues at the Harland Financial Solutions and Licorice Products segments.

     Operating income decreased by $34.4 million, or 20.5%, to $133.1 million for the first half of 2011 from $167.5 million for the first half of 2010. The decrease was primarily due to costs incurred at the Scantron segment related to the acquisitions of GlobalScholar in January 2011 and Spectrum K12 in July 2010 and deferral of revenue, as further described in Segment Results below. Volume declines in check and related products and decreased revenues per unit at the Harland Clarke segment also contributed to the decrease in operating income. The decrease in operating income at the Scantron and Harland Clarke segments was partially offset by increases in operating income at the Harland Financial Solutions and Licorice Products segments.
     Net income decreased by $13.3 million, or 21.0%, to $50.1 million for the first half of 2011 from $63.4 million for the first half of 2010. The decrease was primarily due to the $34.4 million ($21.0 million after tax) decrease in operating income, as well as a one-time charge of $20.0 million ($12.8 million after tax) associated with the disposition of the Company’s former non-operating subsidiary, Pneumo Abex LLC. Partially offsetting these items was a one-time gain of $13.2 million ($10.9 million after tax) relating to the sale of marketable securities, a lower effective tax rate and a decline in interest expense.
     Adjusted EBITDA decreased by $36.0 million, or 13.8%, to $224.2 million for the first half of 2011 from $260.2 million for the first half of 2010. Adjusted EBITDA is a non-GAAP measure that is defined in the footnotes to this release and reconciled to net income, the most directly comparable GAAP measure, in the accompanying financial tables.
Segment Results
     Net revenues for the Harland Clarke segment decreased by $54.9 million, or 8.9%, to $562.1 million for the first half of 2011 from $617.0 million for the first half of 2010. The decrease was primarily due to volume declines in check and related products and decreased revenues per unit, partially offset by revenues from the addition of new clients. Additionally, the first half of 2010 included a one-time payment resulting from the loss of a client. Operating income for the Harland Clarke segment decreased by $12.3 million, or 9.3%, to $119.6 million for the first half of 2011 from $131.9 million for the first half of 2010. The decrease in operating income was primarily due to volume declines and decreased revenues per unit, partially offset by labor cost reductions resulting from restructuring activities and lower depreciation and travel expenses. Operating income for the first half of both 2011 and 2010 includes restructuring costs of $3.3 million.
     Net revenues for the Harland Financial Solutions segment increased by $7.9 million, or 5.7%, to $147.3 million for the first half of 2011 from $139.4 million for the first half of 2010. The increase was primarily due to increases in software revenues, revenues from the Parsam acquisition completed in December 2010 and increases in early termination fees, partially offset by decreases in maintenance revenues and service bureau fees. Operating income for the Harland Financial Solutions segment increased by $9.4 million, or 41.2%, to $32.2 million for the first half of 2011 from $22.8 million for the first half of 2010. The increase in operating income was primarily due to increased revenues, a decrease in accrued contingent consideration related to the Parsam acquisition, a decrease in compensation expense related to an incentive agreement from a prior acquisition and a decrease in professional fees, partially offset by costs associated with the business acquired in the Parsam acquisition. Operating income for the first half of 2011 includes $0.3 million for restructuring costs. Operating income for the first half of 2010 includes charges of $0.8 million for compensation expense related to an incentive agreement from an acquisition and $0.4 million for restructuring costs.
     Net revenues for the Scantron segment increased by $0.3 million, or 0.3%, to $100.5 million for the first half of 2011 from $100.2 million for the first half of 2010. The increase was primarily due to the acquisitions of GlobalScholar and Spectrum K12 and an increase in field services installations, substantially offset by a decline in sales of a survey solution to assist financial institutions with the implementation of new federal regulations in 2010 regarding overdraft services to customers and declines in forms and systems hardware sales. Net revenues for the first half of 2011 included charges of $5.3 million for non-cash fair value acquisition accounting adjustments to deferred revenue related to the GlobalScholar and Spectrum K12 acquisitions. In addition, the current accounting for revenue recognition for the recent acquisitions results in a substantial deferral of revenue into future periods for amounts that are billed and collected, while costs related to these sales, with the exception of direct implementation costs, are recognized in the current period. Deferred revenue related to GlobalScholar and Spectrum K12 increased by $10.8 million during the first half of 2011. Operating income for the Scantron segment decreased by $27.8 million to an operating loss of $16.7 million for the first half of 2011 from operating income of $11.1 million for the first half of 2010. The decrease in operating income was primarily due to costs associated with Spectrum K12 and GlobalScholar, including $8.8 million of intangible asset amortization expense related to these acquisitions in the first half of 2011, the impact of the revenue acquisition accounting adjustments, as well as investments in growth initiatives and product development costs. Operating income for the first half of 2011 and 2010 also includes restructuring costs of $2.4 million and $6.5 million, respectively.
     Net revenues for the Licorice Products segment increased by $6.7 million, or 12.1%, to $61.9 million for the first half of 2011 from $55.2 million for the first half of 2010. Sales of licorice extract to the worldwide tobacco industry increased by $4.5 million as the result of an increase in shipment volumes combined with changes in order timing for certain large tobacco customers. Magnasweet and pure licorice derivative sales increased by $2.0 million primarily due to increases in shipment volumes of pure licorice derivatives to international cosmetic, pharmaceutical, food and beverage customers. Sales of licorice extract to non-tobacco customers increased by $0.2 million. Operating income for the Licorice Products segment increased by $1.8 million, or 12.8%, to $15.9 million for the first half of 2011 from $14.1 million for the first half of 2010, primarily due to the increase in sales.
About M & F Worldwide
     M & F Worldwide has four business segments, which are operated by Harland Clarke, Harland Financial Solutions, Scantron and Mafco Worldwide. Harland Clarke is a provider of checks and related products, direct marketing services and customized business and home office products. Harland Financial Solutions provides technology products and related services to financial institutions. Scantron is a leading provider of data management solutions and related services to educational, healthcare, commercial and governmental entities worldwide including testing and assessment solutions, patient information collection and tracking, and survey services. Mafco Worldwide produces licorice products for sale to the tobacco, food, pharmaceutical and confectionery industries.
Forward-Looking Statements
     This press release contains forward-looking statements that reflect management’s current assumptions and estimates of future performance and economic conditions, which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties, many of which are beyond M & F Worldwide’s control. All statements other than statements of historical facts included in this press release, including those regarding M & F Worldwide’s strategy, future operations, financial position, estimated revenues, projected costs, projections, prospects, plans and objectives of management, are forward-looking statements. When used in this press release, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates” or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this press release. Although M & F Worldwide believes that its plans, intentions and expectations reflected in or suggested by the forward-looking statements made in this press release are reasonable, such plans, intentions or expectations may not be achieved. In addition to factors described in M & F Worldwide’s Securities and Exchange Commission filings and others, the following factors may cause M & F Worldwide’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements contained in this press release include: (1) economic, climatic or political conditions in countries in which Mafco Worldwide sources licorice root; (2) additional government regulation of tobacco products, tobacco industry litigation or enactment of new or increased taxes on cigarettes or other tobacco products, to the extent any of the foregoing curtail growth in or actually reduce consumption of tobacco products in which licorice products are used or place limitations on the use of licorice extracts as additives used in manufacturing tobacco products; (3) the failure of third parties to make full and timely payment to M & F Worldwide for environmental, tax and other matters for which M & F Worldwide is entitled to indemnification; (4) unfavorable foreign currency fluctuations; (5) difficult conditions in financial markets, the downturn in and potential worsening of general economic and market conditions and the impact of the credit crisis; (6) M & F Worldwide’s substantial indebtedness; (7) covenant restrictions under M & F Worldwide’s indebtedness that may limit its ability to operate its business and react to market changes; (8) the maturity of the principal industry in which the Harland Clarke segment operates and trends in the paper check industry, including a faster than anticipated decline in check usage due to increasing use of alternative payment methods, a decline in consumer confidence and/or checking account openings and other factors, and our ability to grow non-check-related product lines; (9) consolidation among or failure of financial institutions, decreased spending by financial institutions on our products and services and other adverse changes among the large clients on which M & F Worldwide depends, resulting in decreased revenues and/or pricing pressure; (10) the ability to retain M & F Worldwide’s clients; (11) the ability to retain M & F Worldwide’s key employees and management; (12) lower than expected cash flow from operations; (13) significant increases in interest rates; (14) intense competition in all areas of M & F Worldwide’s business; (15) interruptions or adverse changes in M & F Worldwide’s supplier relationships, technological capacity, intellectual property matters, and applicable laws; (16) decreases to educational budgets as a result of the continued general economic downturn and the resulting impact on Scantron’s customers; (17) variations in contemplated brand strategies, business locations, management positions and other business decisions in connection with integrating acquisitions; (18) M & F Worldwide’s ability to successfully integrate and manage recent acquisitions as well as future acquisitions; (19) M & F Worldwide’s ability to achieve vendor-specific objective evidence for software businesses we have acquired or will acquire, which could affect the timing of recognition of revenue; (20) M & F Worldwide’s ability to implement any or all components of its business strategy or realize all of its expected cost savings or synergies from acquisitions; (21) acquisitions otherwise not being successful from a financial point of view, including, without limitation, due to any difficulties with M & F Worldwide’s servicing its debt obligations; and (22) weak economic conditions and declines in the financial performance of our businesses that may result in material impairment charges.

     You should read carefully the factors described in M & F Worldwide’s Annual Report on Form 10-K for the year ended December 31, 2010 for a description of risks that could, among other things, cause actual results to differ from these forward looking statements.
Non-GAAP Financial Measures
     In this release, M & F Worldwide presents certain adjusted financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release because management believes they present information regarding M & F Worldwide that management believes is useful to investors. The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measure.
     EBITDA represents net income before interest income and expense, income taxes, depreciation and amortization (other than amortization related to contract acquisition payments). M & F Worldwide presents EBITDA because it believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in M & F Worldwide’s industries.
     M & F Worldwide believes EBITDA provides useful information with respect to its ability to meet its future debt service, capital expenditures, working capital requirements and overall operating performance, although EBITDA should not be considered as a measure of liquidity. In addition, M & F Worldwide utilizes EBITDA when interpreting operating trends and results of operations of its business.
     M & F Worldwide also uses EBITDA for the following purposes: Mafco Worldwide’s and Harland Clarke Holdings’ senior credit facilities use EBITDA (with additional adjustments) to measure compliance with financial covenants such as debt incurrence. M & F Worldwide’s subsidiaries executive compensation is based on EBITDA (with additional adjustments) performance measured against targets. EBITDA is also widely used by M & F Worldwide and others in its industry to evaluate and value potential acquisition candidates. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. See below for a description of these limitations. Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to M & F Worldwide to invest in the growth of its business.
     In addition, in evaluating EBITDA, you should be aware that in the future M & F Worldwide may incur expenses such as those excluded in calculating it. M & F Worldwide’s presentation of this measure should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items.
     EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•	it does not reflect M & F Worldwide’s cash expenditures and future requirements for capital expenditures or contractual commitments;

•	it does not reflect changes in, or cash requirements for, M & F Worldwide’s working capital needs;

•	it does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on M & F Worldwide’s debt;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements;

•	it is not adjusted for all non-cash income or expense items that are reflected in M & F Worldwide’s statements of cash flows; and

•	other companies in M & F Worldwide’s industries may calculate EBITDA differently from M & F Worldwide, limiting its usefulness as a comparative measure.
     Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to invest in the growth of
M & F Worldwide’s business or as a measure of cash that will be available to M & F Worldwide to meet its obligations. You should compensate for these limitations by relying primarily on M & F Worldwide’s GAAP results and using EBITDA only supplementally.

     M & F Worldwide presents Adjusted EBITDA as a supplemental measure of its performance. M & F Worldwide prepares Adjusted EBITDA by adjusting EBITDA to reflect the impact of a number of items it does not consider indicative of M & F Worldwide’s ongoing operating performance. Such items include, but are not limited to, restructuring costs, asset impairment charges, settlement of certain contingent claims, deferred purchase price compensation related to an acquisition and certain acquisition accounting adjustments. You are encouraged to evaluate each adjustment and the reasons M & F Worldwide considers them appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future, M & F Worldwide may incur expenses, including cash expenses, similar to the adjustments in this presentation. M & F Worldwide’s presentation of Adjusted EBITDA should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items.
For additional information contact:
Christine Taylor
(212) 572-5988
- tables to follow -

M & F Worldwide Corp. and Subsidiaries
Consolidated Statements of Income
(in millions, except per share data)

	(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Product revenues, net	$357.5	$368.1	$711.0	$745.5
Service revenues, net	80.6	83.2	160.5	163.0

Total net revenues	438.1	451.3	871.5	908.5
Cost of products sold	218.4	214.6	434.0	438.1
Cost of services provided	39.2	44.1	78.9	85.0

Total cost of revenues	257.6	258.7	512.9	523.1

Gross profit	180.5	192.6	358.6	385.4
Selling, general and administrative expenses	108.3	105.5	217.2	207.1
Asset impairment charges	1.0	0.6	2.3	0.6
Restructuring costs	3.7	7.0	6.0	10.2

Operating income	67.5	79.5	133.1	167.5
Interest income	0.1	0.3	0.2	0.6
Interest expense	(27.5)	(30.8)	(54.9)	(61.4)
Settlement of contingent claims	—	—	(20.0)	—
Other income (expense), net	13.2	—	13.2	(0.2)

Income before income taxes	53.3	49.0	71.6	106.5
Provision for income taxes	16.1	19.2	21.5	43.1

Net income	$37.2	$29.8	$50.1	$63.4

Earnings per common share:
Basic	$1.93	$1.54	$2.59	$3.28

Diluted	$1.91	$1.53	$2.57	$3.26

Weighted average number of shares used in per share calculations:
Basic shares	19.3	19.3	19.3	19.3

Diluted shares	19.5	19.4	19.5	19.4

M & F Worldwide Corp. and Subsidiaries
Business Segment Information
(in millions)

	(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Net revenues
Harland Clarke segment	$282.7	$307.3	$562.1	$617.0
Harland Financial Solutions segment	75.3	70.1	147.3	139.4
Scantron segment	47.9	49.1	100.5	100.2
Licorice Products segment	32.4	28.0	61.9	55.2
Eliminations	(0.2)	(3.2)	(0.3)	(3.3)

Total net revenues	$438.1	$451.3	$871.5	$908.5

Operating income (loss) Harland Clarke segment	$63.8	$66.3	$119.6	$131.9
Harland Financial Solutions segment	18.2	11.4	32.2	22.8
Scantron segment	(12.3)	1.8	(16.7)	11.1
Licorice Products segment	8.1	7.2	15.9	14.1
Corporate	(10.3)	(7.2)	(17.9)	(12.4)

Total operating income	$67.5	$79.5	$133.1	$167.5

Reconciliation of net income to EBITDA and EBITDA to Adjusted EBITDA (in millions):

	(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Net income	$37.2	$29.8	$50.1	$63.4
Interest expense, net	27.4	30.5	54.7	60.8
Provision for income taxes	16.1	19.2	21.5	43.1
Depreciation and amortization	41.1	40.0	81.9	80.7

EBITDA	121.8	119.5	208.2	248.0
Adjustments:
Restructuring costs (a)	3.7	7.0	6.0	10.2
Acquisition-related deferred compensation and changes in contingent consideration (b)	(2.4)	0.4	(5.1)	0.8
Asset impairment charges (c)	1.0	0.6	2.3	0.6
Impact of purchase accounting adjustments (d)	2.8	0.2	6.0	0.6
Settlement of contingent claims (e)	—	—	20.0	—
Gain on sale of marketable securities (f)	(13.2)	—	(13.2)	—

Adjusted EBITDA	$113.7	$127.7	$224.2	$260.2

(a)	Reflects restructuring costs, including adjustments, recorded in accordance with GAAP, consisting primarily of severance, post-closure facility expenses and other related expenses.

(b)	Reflects charges accrued under deferred purchase price agreements and changes in estimates of contingent consideration related to acquisitions.

(c)	Reflects non-cash impairment charges from the write-down of assets.

(d)	Reflects the non-cash fair value deferred revenue adjustments related to acquisition accounting.

(e)	Reflects a one-time charge associated with the disposition of the Company’s former non-operating subsidiary, Pneumo Abex LLC.

(f)	Reflects a one-time gain on the sale of marketable securities.